UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	February 25, 2014

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of AmTrust Financial Services, Inc. (the “Company”) granted Barry Zyskind, the Company’s Chief Executive Officer and President, a discretionary award of 250,000 restricted stock units pursuant to the Company’s 2010 Omnibus Incentive Plan. The award is in recognition of the Company’s successful completion of significant domestic and foreign acquisitions in 2012 and 2013 that were not contemplated at the time of Mr. Zyskind’s 2012 performance share award. As a result of the Company’s acquisitions, the Company has significantly increased in size and complexity, nearly doubling its gross written premium from approximately $2.1 billion in 2011 to $4.1 billion in 2013, nearly doubling the number of employees, adding locations throughout the world, and becoming subject to additional regulatory regimes. Mr. Zyskind’s responsibilities have increased accordingly. The fair value of each restricted stock unit will be equal to the closing market price of the Company’s common stock on March 5, 2014, which will be the grant date for this award. The restricted stock units are subject to a four-year vesting schedule, vesting 25% on the first, second, third and fourth anniversaries of the grant date. Unvested restricted stock units have no voting rights and are not entitled to receive dividends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	March 3, 2014

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary